Exhibit 10.19

Personal and Confidential

August 11, 2025

Stephen Butz

By Electronic Mail

Re:	Retention Bonuses

Dear Stephen:

Legence Holdings LLC, a Delaware limited liability company (the “Company”), is pleased to offer you the opportunity to earn two cash retention bonuses on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

1. Retention Bonuses.

(a) IPO Bonus. In accordance with this Agreement, you shall be eligible to earn a one-time cash incentive bonus in an amount equal to $250,000.00 (the “IPO Bonus”), subject to your continued employment in good standing with the Company Group (as defined below) through the earlier to occur of (i) the completion of the first trading day of the Class A common stock of Legence Corp. (“Legence”) on the Nasdaq Stock Market LLC following Legence’s initial public offering (such date, the “IPO Date”), and (ii) if the IPO Date has not yet occurred, May 1, 2026 (the “Outside Date”). If earned, the IPO Bonus will be payable to you as a lump sum through payroll on the first payroll date following the IPO Date or Outside Date, as applicable, and in any event no later than 30 days following such applicable date.

(b) Form 10-K Bonus. In accordance with this Agreement, you shall be eligible to earn a one-time cash incentive bonus in an amount equal to $750,000.00 (the “Form 10-K Bonus”), subject to your continued employment in good standing with the Company Group through the earlier to occur of (i) Legence’s first filing of Form 10-K with the Securities and Exchange Commission following the IPO Date, expected to be on or about March 31, 2026 (such date, the “First 10-K Date”), and (ii) if the IPO Date has not occurred on or prior to the Outside Date, the Outside Date. If earned, the Form 10-K Bonus will be payable to you as a lump sum through payroll on the first payroll date following the First 10-K Date or Outside Date, as applicable, and in any event no later than 30 days following such applicable date.

2. Termination of Employment. Notwithstanding anything to the contrary in this Agreement, if, prior to the Outside Date, the Company Group terminates your employment without Cause or you resign for Good Reason (as such terms are defined in your employment agreement with the Company, dated as of November 9, 2021 (your “Employment Agreement”)), then the IPO Bonus and Form 10-K Bonus, in each case solely to the extent not previously paid to you prior to the date your employment with the Company Group terminates, will be paid to you within 60 days of such termination of employment, subject to your timely execution and non-revocation within any time period provided to do so of the Separation Agreement (as defined in your Employment Agreement).

3. Other Benefits. Any payment received hereunder is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, Legence or any of their respective subsidiaries or affiliates (the “Company Group”), notwithstanding any plan or agreement provision which provides otherwise.

4. Withholding. Any amounts paid hereunder will be subject to all applicable income and employment taxes and any other amounts that the Company (or its applicable affiliate) is required by any applicable law to deduct and withhold therefrom.

5. Miscellaneous. This Agreement is intended to embody the final, complete and exclusive agreement among the parties with respect to the IPO Bonus and Form 10-K Bonus and is intended to supersede all prior agreements, understandings and representations, written or oral, with respect thereto. Any provision hereof can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. This Agreement is personal to you and may not be assigned. Any purported assignment or delegation by you in violation of the foregoing will be null and void ab initio and of no force and effect. The Company may assign this Agreement to a person or entity that is an affiliate of the Company (including Legence) or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the obligations of the Company hereunder. As used in this Agreement, “Company” means the Company and any successor to its business and/or assets, that assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of you and the Company (or its successor). This Agreement shall not be construed as giving you the right to be retained in the employ of, or in any other continuing relationship with, the Company Group. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”) and shall be read and construed accordingly. In no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions. In addition, you and the Company hereby waive any right you or it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Please review this Agreement carefully and, if you agree with all the terms and conditions as specified above, please promptly sign and date this Agreement in the space below and return the signed Agreement to Greg Barnes at [***].

[Signature Page Follows]

Sincerely, LEGENCE HOLDINGS LLC

By:	/s/ Jeff Sprau
Name: Jeff Sprau
Title: CEO

ACKNOWLEDGED AND AGREED:

/s/ Stephen Butz
Stephen Butz

Date: August 11, 2025

[Signature Page to Retention Bonuses Letter Agreement]